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                                Exhibit (11)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 5, 2001, relating to the financial statements and financial highlights which appear in the September 30, 2001 Annual Reports to Shareholders of State Street Research Mid-Cap Growth Fund, State Street Research Emerging Growth Fund and State Street Research Aurora Fund (each a series of State Street Research Capital Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
----------------------------
PricewaterhouseCoopers LLP
Boston, Massachusetts

January 28, 2002